    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000


                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               OTG SOFTWARE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                            7372                           52-1769077
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 RICHARD A. KAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               OTG SOFTWARE, INC.
                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

              DAVID SYLVESTER, ESQ.                             EDWIN M. MARTIN, JR., ESQ.
               BRENT B. SILER, ESQ.                                JANE K. P. TAM, ESQ.
             SCOTT E. PUESCHEL, ESQ.                        PIPER MARBURY RUDNICK & WOLFE LLP
                HALE AND DORR LLP                                 1200 19TH STREET, N.W.
          1455 PENNSYLVANIA AVENUE, N.W.                          WASHINGTON, D.C. 20036
              WASHINGTON, D.C. 20004                            TELEPHONE: (202) 861-3900
            TELEPHONE: (202) 942-8400                            TELECOPY: (202) 223-2085
             TELECOPY: (202) 942-8484

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $18,216
NASD filing fee.............................................    7,400
Nasdaq National Market listing fee..........................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky fees and expenses (including legal fees)...........        *
Transfer agent and registrar fees and expenses..............        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

-------------------------
* To be filed by amendment.

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws") and Indemnification Agreements to be entered into with each executive officer and director, provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation, Form of Amended and Restated By-Laws and Form of Indemnification Agreement filed as Exhibits 3.2, 3.4, and 10.6 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information regarding the issuance of the Registrant's securities does not give effect to the stock split of the Registrant's common stock. Pursuant to the Registrant's stock split, each share of common stock will be split into a to-be-determined number of shares. Since December 1996, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

     (a) Issuances of Capital Stock, Convertible Notes and Warrants.

          1. On January 1, 1997, our predecessor Maryland corporation issued
     8.647 shares of common stock to one of its executive officers, for an aggregate purchase price of $102,698. The purchaser issued our predecessor Maryland corporation a promissory note for the aggregate purchase price. The promissory note earns 8% interest per year and principal and interest become due and payable on January 1, 2002.

          2. On June 8, 1998, in connection with our reincorporation into Delaware, the Registrant issued an aggregate of 13,103,803 shares of common stock to four individuals in exchange for all the outstanding common stock of our predecessor Maryland corporation.

          3. On June 9, 1998, the Registrant issued convertible subordinated notes in the aggregate principal amount of $7,636,364 to one individual and two institutional investors. The convertible subordinated notes earn 8% interest per year from the date of issuance to June 9, 1999, 10% interest from June 9, 1999 to June 9, 2000 and 12% interest from June 9, 2000 to maturity on December 9, 2000. Upon the closing of this offering, the principal balance of the convertible subordinated notes converts automatically into 2,080,753 shares of the Registrant's common stock and the interest thereon is forgiven.

          4. On December 1, 1998, the Registrant issued a warrant to purchase 15,000 shares of common stock to one individual in exchange for an executed release agreement.

          5. On December 22, 1998, the Registrant issued an aggregate of 238,095 shares of common stock to five employees for an aggregate purchase price of $873,809 pursuant to restricted stock agreements under the Registrant's 1998 Stock Incentive Plan.

     (b) Certain Grants and Exercises of Stock Options. The Registrant's 1998 Stock Incentive Plan was adopted by the Board of Directors and approved by the stockholders of the Registrant in August 1998. As of December 22, 1999, no options to purchase shares of common stock had been exercised and options to purchase 1,800,860 shares of common stock were outstanding under the 1998 Stock Incentive Plan.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1*    Form of Underwriting Agreement
  3.1*    Certificate of Incorporation of the Registrant, as amended
  3.2*    Form of Amended and Restated Certificate of Incorporation of
          the Registrant, to be filed prior to the closing of this
          offering
  3.3*    By-Laws of the Registrant
  3.4*    Form of Amended and Restated By-Laws of the Registrant, to
          be effective upon the closing of this offering
  4.1*    Specimen common stock certificate
  4.2*    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
          Certificate of Incorporation and By-Laws of the Registrant
          defining the rights of holders of common stock of the
          Registrant
  5.1*    Opinion of Hale and Dorr LLP
 10.1*    1998 Stock Incentive Plan, as amended
 10.2*    2000 Stock Incentive Plan
 10.3*    2000 Employee Stock Purchase Plan
 10.4*    401(k) Plan
 10.5*    Lease for 6701 Democracy Boulevard, Suite 805, Bethesda,
          Maryland 20817
 10.6*    Form of Indemnification Agreement
 10.7*    Employment Agreement with Richard A. Kay, as amended
 10.8*    Employment Agreement with F. William Caple, as amended
 10.9*    Employment Agreement with Ronald W. Kaiser, as amended
 16.1     Letter from Grant Thornton LLP
 21.1*    Subsidiaries of the Registrant
 23.1+    Consent of KPMG LLP

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.2*    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1+    Powers of Attorney
 27.1+    Financial Data Schedule


-------------------------
* To be filed by amendment.

+ Previously filed.


     (b) Financial Statements:

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 10(th) day of January, 2000.


                                          OTG SOFTWARE, INC.

                                          By:                  *
                                            ------------------------------------
                                                       Richard A. Kay
                                             President, Chief Executive Officer
                                                             and
                                             Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----

                      *                           President, Chief Executive       January 10, 2000
---------------------------------------------      Officer and Chairman of the
               Richard A. Kay                     Board of Directors (Principal
                                                       Executive Officer)

            /s/ F. WILLIAM CAPLE                   Executive Vice President,       January 10, 2000
---------------------------------------------        Secretary and Director
              F. William Caple

                      *                           Chief Financial Officer and      January 10, 2000
---------------------------------------------    Treasurer (Principal Financial
              Ronald W. Kaiser                       and Accounting Officer)

                      *                                    Director                January 10, 2000
---------------------------------------------
             Gabriel A. Battista

                      *                                    Director                January 10, 2000
---------------------------------------------
                 John Burton

                      *                                    Director                January 10, 2000
---------------------------------------------
             Joseph R. Chinnici

                      *                                    Director                January 10, 2000
---------------------------------------------
          Geaton A. DeCesaris, Jr.

                      *                                    Director                January 10, 2000
---------------------------------------------
             Donald B. Hebb, Jr.

          *By: /s/ F. WILLIAM CAPLE
  ----------------------------------------
              F. William Caple
              Attorney-in-fact